EXHIBIT 99.1

                                                                        Contact:

                                                                   Paul V. Maier
                                                               Senior VP and CFO
                                                                    858-550-7573

                                                                    Abe Wischnia
                                           Senior Director of Investor Relations
                                                    and Corporate Communications
                                                                    858-550-7850

 TARGRETIN(R) FAILS TO MEET PRIMARY OR SECONDARY ENDPOINTS IN PIVOTAL TRIALS FOR
                      FRONT-LINE NON-SMALL CELL LUNG CANCER

     SAN DIEGO, Calif.--March 28, 2005--Ligand Pharmaceuticals Incorporated (Nasdaq:LGND) announced today that its two pivotal Phase III studies of Targretin(R) (bexarotene) capsules in front-line combination therapy with standard chemotherapy to treat advanced non-small cell lung cancer (NSCLC) did not meet their endpoints of improved overall survival and projected two-year survival. The studies were designed to evaluate whether adding Targretin to front-line cisplatin/vinorelbine or carboplatin/paclitaxel chemotherapy extends the survival of patients with advanced (Stage IIIB with pleural effusion or Stage IV) NSCLC.

     In SPIRIT I, patients were randomized to two arms, receiving either cisplatin/vinorelbine chemotherapy alone or in combination with Targretin capsules. SPIRIT II enrolled patients to two arms receiving either carboplatin/paclitaxel alone or in combination with Targretin capsules.

     For both studies, the primary endpoint was overall survival and the secondary endpoint was Kaplan-Meier projected two-year survival. No statistically significant differences in primary or secondary endpoints in the intent to treat population were seen in either trial. An initial trend analysis of sizeable sub-groups in the treatment arms of both trials suggests a relationship between Targretin dose intensity and biomarker response (i.e., triglyceride elevations) with survival, and is the subject of further evaluations in parallel with other risk factor analysis to better identify the determinants of benefit or risk to Targretin in a first-line setting.

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     Both studies recruited patients from both U.S. and international sites, with SPIRIT I having the largest proportion of patients from outside of North America and SPIRIT II having the largest proportion of patients from the U.S. A well-balanced demographic distribution across the two arms was achieved in both trials, consistent with what has been reported in other similar, large-scale phase III trials conducted recently in a similar patient population.

     The initial daily dose of Targretin in both trials was similar to that used in prior phase II studies in which a positive trend in survival had been observed. Doses of carboplatin and vinorelbine in SPIRIT I and carboplatin and paclitaxel in SPIRIT II were also consistent with standard chemotherapy regimens used in most recent large-scale trials.

     Targretin is a selective retinoid X receptor (RXR) modulator with proven efficacy as monotherapy in the treatment of cutaneous T-cell lymphoma (CTCL). RXR levels in the tumor have been shown to be an independent predictor of survival in NSCLC and in other solid tumors.

     "We are very disappointed in the lack of survival advantage of Targretin/dual chemotherapy triple therapy in first-line NSCLC patients, particularly in view of the consistent positive trends seen in several phase I/II studies and in the preclinical data that provided strong mechanistic support for a potentially beneficial Targretin/chemotherapy combination," said Andres Negro-Vilar, M.D. Ph.D., Ligand's executive vice president for research and development and chief scientific officer. "We know that several other targeted therapies combined with chemotherapy have also fallen short of a survival advantage in a first-line setting while in some cases proving efficacious in second- and third-line treatment. We believe SPIRIT I and II provided robust data to evaluate the value of adding Targretin to combo chemotherapy in the front-line setting and based upon those results now plan to continue to evaluate the potential of Targretin to provide benefit for second- and third-line patients."

     In the SPIRIT trials, the addition of Targretin to both chemotherapy regimens was generally well tolerated. Adverse events were similar to those previously reported in studies with chemotherapy treatment and with Targretin. Regarding serious adverse events with an incidence greater than 1%, there was an increase in the incidence of

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neutropenia in SPIRIT I in the Targretin arm principally attributed by the investigators to combo chemotherapy. An increase in febrile neutropenia was seen in the chemotherapy control arm of that study. No significant differences in the incidence of serious adverse events between the arms were seen in SPIRIT II. Adverse events - grade 3 and 4 - that occurred more frequently with Targretin included hypertriglyceridemia in both trials, neutropenia, asthenia and dehydration in SPIRIT II and dyspnea in SPIRIT I. These differences were recorded for all AEs that reached a level of 5% frequency in any arm.

     Ligand will continue to analyze the data and plans to make a detailed scientific presentation at the upcoming ASCO or other near-term scientific conferences.

     "While this is disappointing news for all stakeholders, we expect to continue to analyze the data from SPIRIT I and II and apply it to the continued development of Targretin in NSCLC," said David E. Robinson, Ligand's chairman, president and CEO. "As a company, we will also remain focused on the near-term priority of accelerating the commercial development of Avinza(R) and ONTAK(R) as principal drivers of the company's growth as we await the approval of near-term corporate partner products."

COMPREHENSIVE CLINICAL TRIAL PROGRAM

     Several additional trials are being conducted to further assess the role of Targretin in combination with different chemotherapy regimens in the first-line setting. A recently-completed phase II trial evaluated Targretin in combination with gemcitabine plus carboplatin. A phase I/II trial is evaluating a dose-escalation schedule of Targretin in combination with weekly carboplatin plus paclitaxel. A multicenter randomized phase II trial is evaluating Targretin capsules given either concomitantly to or sequentially after the administration of weekly carboplatin plus paclitaxel. A phase II study is evaluating Targretin in combination with taxotere given every three weeks. Two multicenter trials are evaluating the combination of Targretin plus taxotere as second-line treatment for relapsed NSCLC.

     Three additional trials are being conducted in patients with NSCLC who have failed at least two prior treatments for their cancer. One multicenter trial is evaluating Targretin monotherapy in 150 patients with relapsed disease and a second trial is evaluating the combination of Targretin plus erlonitib (Tarceva(R)).

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     Several of the above studies are scheduled for presentation at the forthcoming ASCO meeting.

ABOUT TARGRETIN

     In December 1999, the FDA approved Targretin capsules for the treatment of cutaneous manifestations of cutaneous t-cell lymphoma in patients who are refractory to at least one prior systemic therapy. The European Commission granted marketing authorization for Targretin capsules in March 2001, and the product is currently marketed in many major European countries, including Germany, the United Kingdom, France, and Italy.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at http://www.ligand.com (investor relations page) and at http://www.streetevents.com on March 28, 2005, at 8:30 a.m. Eastern time (5:30 a.m. Pacific), and will be archived for 15 days.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors. For more information, go to www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These include statements regarding data analysis and evaluation of Targretin, presentations at conferences, continued development and other studies of Targretin, commercial development of other products such as Avinza and ONTAK, company growth and approval of corporate partner products. Actual events or results may differ from our expectations. For example, there can be no assurance that other studies or evaluations of

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Targretin will be favorable or that they will confirm results of previous trials, that data evaluation will be completed or demonstrate any hypothesis or endpoint, that any presentations will be made or favorably received, that Targretin will be useful in new indications alone or in combination with other drugs, that marketing applications will be filed or, if filed, approved, either by Ligand or its corporate partners, that further clinical or commercial development of Targretin, Avinza or ONTAK will be completed or successful, that the company will be successful in accelerating the commercial development of Avinza or Ontak or be able to grow its business, nor that any corporate partner products will be approved. Our stock price may suffer as result of the failure of these trials to meet their endpoints or if any actual events differ from our expectations. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases as well as in public periodic filings with the Securities and Exchange Commission, available via www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.